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                                                                   EXHIBIT 10.23

                             JOINT VENTURE AGREEMENT

                                    REGARDING

                                       THE

                           ESTABLISHMENT AND OPERATION

                                       OF

                 TFS ELECTRONIC MANUFACTURING SERVICES SDN. BHD.

                                       BY
                                       AND
                                      AMONG

                            TFS INTERNATIONAL, LTD.,

                           TFS INTERNATIONAL II, LTD.,

                            UNICO SYSTEMS SDN. BHD.,

                              UNICO HOLDINGS BERHAD

                                       AND

                 TFS ELECTRONIC MANUFACTURING SERVICES SDN. BHD.

                               DATED APRIL 1, 2003

                                BAKER & MCKENZIE
                                 660 HANSEN WAY
                               PALO ALTO, CA 94304
                                TEL: 650-856-2400
                                FAX: 650-856-9299

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                             JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (the "Agreement") is made and entered into effective as of April 1, 2003, by and among TFS INTERNATIONAL, LTD., a Bermuda exempted company with its registered office in Hamilton, Bermuda ("TFS International"), TFS INTERNATIONAL II, LTD., a Bermuda exempted company with its registered office in Hamilton, Bermuda ("TFS International II," with TFS International and TFS International II collectively referred to as "TFS") UNICO SYSTEMS SDN. BHD., a Malaysian company with its registered office in Kuala Lumpur, Malaysia ("USSB") (each of TFS International, TFS International II, and USSB a "Member"), UNICO HOLDINGS BERHAD, a Malaysian company with its registered office in Kuala Lumpur, Malaysia ("Guarantor"), and TFS ELECTRONIC MANUFACTURING SERVICES SDN. BHD., a Malaysian company with its registered office in Kuala Lumpur, Malaysia (the "Company").

                                    RECITALS

A. TFS International and TFS International II are wholly-owned subsidiaries of Three-Five Systems, Inc., a Delaware corporation ("Three-Five"). Three-Five is the parent corporation and sole shareholder of ETMA, a corporation with its principal place of business in Redmond, Washington, involved in the business of electronic manufacturing and support ("ETMA").

B. Guarantor is the ultimate parent company of USSB and certain other Related Entities, as defined below, including Unico Technology Sdn. Bhd., which are in the business of electronics manufacturing services in Malaysia, and Guarantor desires to obtain the experience, expertise, and capital of TFS and ETMA in order to further such business. As a material inducement to TFS and the Company to enter into this Agreement and the transactions contemplated hereby, Guarantor agrees to guaranty the performance and obligations of USSB and USSB's and Guarantor's Related Entities under this Agreement and the Ancillary Agreements, as defined below.

C. The Members desire to establish the Company as a joint venture company in Malaysia to carry out the Business, as defined below.

                                    AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.       ADDITIONAL DEFINITIONS

The following terms will have the following meanings as used in this Agreement:

         a. "Agreement" means this Joint Venture Agreement and all Exhibits and Schedules attached hereto as amended, modified, supplemented or restated from time to time.

         b. "Agreement Intellectual Property" means Intellectual Property created as a result of activities of the Members or the Company in carrying out each parties'

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                  obligations under this Agreement. Notwithstanding the above,
                  Agreement Intellectual Property does not include Background
                  IP.

         c. "Ancillary Agreements" means the agreements entered into in connection with the transactions contemplated hereby, including the Asset Transfer Agreement, the Equipment Lease Agreement(s), the Tenancy Agreement(s), the Logistics and Warehousing Agreement, the Trademark and Tradename License Agreement(s), and the Sales and Marketing Agreement, referred to in Sections 2(f) hereof.

         d. "Articles" means the Memorandum and Articles of Association of the Company to be amended and be effective as attached hereto as EXHIBIT I.

         e. "Authority" means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of such government or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization, including the federal, state, and local governments of Malaysia.

         f. "Background IP" means Intellectual Property that is not Agreement Intellectual Property and that each Member currently owns or develops independent of this Agreement.

         g. "Board" means the Board of Directors of the Company as existing from time to time.

         h. "Budget" means the approved budget of the Company forming part of the Business Plan as defined below.

         i. "Business" means the business of electronics manufacturing services, and businesses related or ancillary thereto, including certain of the employees and real property, equipment, and other assets of USSB and its Related Entities to be transferred or leased to the Company pursuant to the Ancillary Agreements, and as such business may be modified and expanded by the Company from time to time.

         j. "Business Plan" means the Company's initial business plan for carrying out its activities as approved by the parties and attached hereto as SCHEDULE I, as such may be amended, modified, or supplemented from time to time.

         k. "Confidential Information" means data and information relating to the Company or information of a Member (which does not rise to the level of a Trade Secret) and which has material value to the Disclosing Party, as defined in Section 6(a), and is not generally known to its competitors, disclosed to a Recipient Party, as defined in Section 6(a), in writing and designated confidential or, if disclosed to a Recipient Party other than in writing, confirmed in writing and designated

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                  confidential within thirty (30) days of such disclosure.
                  Confidential Information does not include any data or information that:

                  (i) is available to the public or becomes available to the public through no fault, unauthorized act or omission by the Recipient Party;

                  (ii) is known by the Recipient Party at the time of disclosure, as shown by prior written records;

                  (iii) is rightfully received by the Recipient Party from a third party without a duty of confidentiality; or

                  (iv) is developed by or for the Recipient Party independent of the disclosure hereunder.

         l. "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report, or notice of, with, or to the relevant party or relevant Authority.

         m. "Governmental Approval" means any Consent of, with, or to any government-related Authority.

         n. "Intellectual Property" refers to any Trade Secret and know-how, including but not limited to scientific techniques, technical discoveries and technical improvements, whether or not patentable; trade names, whether or not registered; copyrightable material, whether or not registered; original designs; as well as patents, patent applications, trademarks, trademark applications, copyright applications, registered copyrights, utility patents; utility patent applications, and similar rights recognized or granted by any region or country in the world.

         o. "Licensed Background IP" means that Intellectual Property of the Members as identified in SCHEDULE II attached hereto, which Schedule shall be amended from time to time so that each Member meets its obligations under this Agreement.

         P. "Loss" means any and all liabilities, damages, claims, costs, expenses, judgements, interest and penalties, and other expenses or losses, including reasonable attorneys', accountants', and outside advisors' fees and disbursements relating thereto.

         q. "Related Entity" or "Related Entities" means any entity or entities: (i) in the case of TFS, a majority of the outstanding voting securities or membership interest of which is held, either directly or indirectly through another entity, by Three-Five, or (ii) in the case of USSB, a majority of the outstanding voting securities or membership interest of which is held, either directly or indirectly through another entity, by Guarantor.

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         r.       "Trade Secrets" means information relating to the Company or information of a Member, without regard to form (including, but not limited to, technical or non-technical data, formulae, patterns, compilations, programs, products, devices, methods, techniques, drawings, blueprints, processes, financial data, financial plans, product plans and/or lists of actual or potential customers or suppliers), that is not commonly known by or available to the public and that (i) the Disclosing Party, derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, disclosed to a Recipient Party in writing and designated as "Proprietary Information" or "Trade Secret" or, if disclosed to a Recipient Party other than in writing, confirmed in writing and designated as "Proprietary Information" or "Trade Secret" within thirty (30) days of such disclosure. Trade Secret does not include any data or information that:

                  (i) is available to the public or becomes available to the public through no fault, unauthorized act or omission by the Recipient Party;

                  (ii) is known by the Recipient Party at the time of disclosure, as shown by prior written records;

                  (iii) is rightfully received by the Recipient Party from a third party without a duty of confidentiality; or

                  (iv) is developed by or for the Recipient Party independent of the disclosure hereunder.

         s. "Work Product" means all information arising out of activities under this Agreement whether in printed form, digitally stored or encrypted materials, materials that may be perceived with aid of a machine or stored in any other tangible form that was not in existence prior to commencement of any work performed by a Member under this Agreement (or any agreement entered into pursuant to this Agreement) or is not thereafter generated independently of such Member's performance under this Agreement, including but not limited to Intellectual Property.

2.       JOINT VENTURE COMPANY

         a. LEGAL FORM. The Company will (i) operate as a private limited company, or "Sendirian Berhad" in Malaysia, (ii) adopt and use the name "TFS Electronic Manufacturing Services Sdn. Bhd." under the Trademark and Tradename License Agreements, (iii) adopt as its Memorandum and Articles of Association the Articles attached hereto as EXHIBIT I, and (iv) have its principal place of business in Penang, Malaysia and its registered office in Kuala Lumpur, Malaysia; or such other place as the Board may approve from time to time.

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         b.       PURPOSE. The purpose of the Company will be to promote and carry out the Business, and to transact such other lawful trade or business as the Board may approve from time to time.

         c. AUTHORIZED CAPITAL. The authorized capital of the Company will be 50,000,000 Ringgit divided into 50,000,000 ordinary shares of 1 Ringgit each.

         d. INITIAL CAPITALIZATION. Upon Closing, TFS and/or its Related Entities will subscribe for and purchase 14,400,000 shares, representing 60% of the issued capital, in exchange for a cash amount in $ equal to 14,400,000 Ringgit at the exchange rate prevailing at the date of Closing (currently approximately $3,789,400) USSB will subscribe for and purchase 9,600,000 shares, representing 40% of the issued capital, in exchange for 9,600,000 Ringgit (currently approximately $2,526,300). All contributions will be used to fund the operations of the Company as directed by the Board in accordance with the Business Plan. Solely as a convenience to facilitate the transactions contemplated by this Agreement, USSB may subscribe for and purchase the initial outstanding two (2) shares of the Company prior to the Closing, provided, however, that USSB shall cause the Company to not engage in any act or activity prior to the Closing that is not explicitly contemplated by this Agreement or the Ancillary Agreements.

         e. EXPENSES. Each party will bear its respective accounting, tax, and consulting costs and fees and attorneys' costs and fees incurred in connection with its due diligence review and preparation and negotiation of this Agreement and the Ancillary Agreements. Attorneys' costs and fees, out-of-pocket costs, and other fees and expenses directly related to the Company and the conduct of the Business will be allocated to and paid or reimbursed by the Company, including, incorporation expenses, post-incorporation registrations, Governmental Approvals, obtaining a manufacturing license, "pioneer" tax status, other licenses, and similar matters.

         f. ANCILLARY AGREEMENTS. Concurrently herewith or as soon as reasonably practicable and necessary following the execution and delivery of this Agreement:

                  (i) the Company and USSB or certain of its Related Entities will enter into the following agreements:

                           (A) an asset transfer agreement regarding transfer of certain assets and employees relating to the Business, in substantially the form attached hereto as EXHIBIT II (the "Asset Transfer Agreement");

                           (B) agreements for the lease of equipment and certain other personal property, in substantially the form attached hereto as
                                    EXHIBIT III (the "Equipment Lease
                                    Agreement");

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                           (C)      agreements for the lease of real property
                                    and facilities, in substantially the form attached hereto as EXHIBIT IV (the "Tenancy Agreement"); and

                           (D) an agreement for logistics and warehousing services to be provided to the Company by IPC Global Sdn. Bhd. ("IPC"), in substantially the form attached hereto as
                                    EXHIBIT V (the "Logistics and Warehousing
                                    Agreement").

                  (ii) in addition, the Company and TFS or certain of its Related Entities will enter into agreements for the license and use of appropriate trademarks and tradenames, in substantially the form attached hereto as EXHIBIT VI. The Company will strictly adhere to such agreements, including all payment and intellectual property obligations. In addition the Company and ETMA will enter into an agreement for sales and marketing activities to be conducted by ETMA, in substantially the form attached hereto as
                           EXHIBIT VII (the "Sales and Marketing Agreement").

         g.       TREATMENT OF AND LICENSE OF INTELLECTUAL PROPERTY

                  (i) Each party shall retain all its rights, title and interest to any Background IP.

                  (ii) Agreement Intellectual Property conceived solely by one Member shall be solely owned by the conceiving Member. Agreement Intellectual Property jointly conceived by both Members without the involvement of the Company shall be jointly owned by both Members, such that each Member shall have an equal, undivided interest in and to such joint Agreement Intellectual Property, with the unilateral right to sublicense and transfer ownership of such joint Agreement Intellectual Property, subject to any limitations imposed by this Agreement, and provided, however, that a Member shall not have the right to sublicense or otherwise transfer the Agreement
                           Intellectual Property to any party that is not a Related Entity and at least 99% of the outstanding voting securities or membership interest of which is held, either directly or indirectly through another entity, by Three-Five in the case of TFS or Guarantor in the case of USSB, without the prior written consent of the other Member to the terms of such sublicense or transfer.

                  (iii) Intellectual Property currently owned or acquired or developed by the Company, including Agreement Intellectual Property conceived by the Member(s) and the Company, shall be owned by the Company, and the Company agrees to grant to each Member, at the request of such Member, a worldwide, perpetual, irrevocable, royalty-free license to such Intellectual Property, with the right to sublicense and transfer such Intellectual Property, provided, however, that the Member shall not have the right to sublicense or otherwise transfer such Intellectual Property to

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                           any party that is not a Related Entity and at least
                           99% of the outstanding voting securities or membership interest of which is held, either directly or indirectly through another entity, by Three-Five in the case of TFS or Guarantor in the case of USSB, without the prior written consent of the other Member to the terms of such sublicense or transfer.

                  (iv) For so long as a Member remains a member of the Company, each Member hereby grants the Company a worldwide license to the Licensed Background IP owned by such Member, to the extent that such Licensed Background IP covers the products the Company manufactures, uses, sells, and/or imports.

                  (v) Background IP of either Member may not be used by any other Member or shareholder for any purpose, except to carry out the purposes of this Agreement.

         h.       WORK PRODUCT

                  (i) The Company shall own all Work Product created in connection with the purposes and in accordance with the terms of this Agreement. Work Product that is jointly conceived by the Company and one or both Member(s) shall be jointly owned by the conceiving parties. The Company hereby grants each Member a worldwide, perpetual, royalty-free, irrevocable, fully sub-licensable and fully paid license to all Work Product that the Company owns or jointly owns and which Work Product is created while the Member is a member of the Company. Under the license granted under this Section 2(h)(i) the Member shall have the right to make, have made, use, sell, have sold, offer to sell, import, have imported, any product, composition, method or process covered by Work Product for so long as the Company exists.

                  (ii) Upon the reasonable request of the Company during or after the term of this Agreement, each Member agrees to take such further actions and provide such further executed documents as may be necessary or desirable to transfer, perfect and/or defend the Company's ownership of the Work Product. In such regard, upon the Company's request, each such Member will: (A) execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance; (B) obtain and aid in the enforcement of copyrights, trademarks and, if applicable, patents with respect to the Work Product in any country; (C) provide testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product; and (D) perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by a Member at the Company's request in connection with the foregoing. The Company shall have the right to obtain and hold in its own name

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                           copyrights, trademarks, registrations, patents and
                           any other statutory or other legal protection available to it with respect to a Work Product.

                  (iii) The President shall, at the Company's expense and under the direction of the Board, handle all claims and defend any suit or proceeding brought against the Company insofar as based on a claim that, without alteration or further combination, any Work Product developed by or on behalf of the Company pursuant to this Agreement either (A) infringes any patent of any jurisdiction, or (B) is defective or non-conforming.

         i. FUNDING AND BORROWING. Funding that the Company may require beyond the initial cash contributions of the shareholders will be obtained through the accumulation of earnings, additional cash contributions from the shareholders, or appropriate credit facilities. The Company will not borrow funds or otherwise incur indebtedness outside the ordinary course of business without the approval of the Board as set forth in the Articles or this Agreement, except in connection with a Member's exercise of rights under the following Section 2(j). Unless otherwise agreed or as set forth in the following
                  Section 2(j), TFS and USSB will bear any loan, guarantee or other financial assistance granted to or on behalf of the Company in proportion to their shareholdings.

         j. ADDITIONAL CAPITAL CALL. If the Company's projected revenues (with appropriate discount based on 12-month historical results for bad debt, cancelled contracts, returned products, and other relevant factors) plus liquid capital on hand are insufficient to sustain the Company's operations for a period of six (6) months based on the Company's Board-approved Budget then in place, including capital expenditures, then in addition to any Board actions that may be taken to reduce expenditures (including employee reductions and restructuring of supply and customer contracts and credit facilities), any Member holding at least 10% of the outstanding voting stock of the Company will have the right to demand an additional capital call, upon the terms set forth below (the "Capital Call"):

                  (i) The party demanding the Capital Call (the "Calling Shareholder") shall send written notice (the "Call Notice") to each other shareholder (each a "Receiving Shareholder") and the Company setting forth the financial conditions of the Company and demanding that the shareholders contribute additional capital to the Company through the purchase of additional shares.

                  (ii) The Call Notice shall also set forth the amount of such additional Capital Call, provided, however, that the total amount of the Capital Call shall not be for an amount less than $2,000,000 and shall be divided among the shareholders proportionally to their respective shareholdings in the Company at the time of the Capital Call.

                  (iii) Within 15 days, each Receiving Shareholder shall provide notice to the Calling Shareholder and the Company regarding the Receiving

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                           Shareholder's intent to either participate in the
                           Capital Call or demand that the Company retain an internationally-recognized accounting firm (other than the Company's regular retained accountants or auditors or their affiliates) to review the Company's financial situation (acting as an expert and not as an arbitrator) and provide a report to the Company not later than sixty (60) days from the date of the Receiving Shareholder's demand. If such accounting firm determines that the conditions set forth above for a Capital Call have not been met, then the fees and costs associated with such review shall be borne by the Calling Shareholder, and the Call Notice will be void and of no further legal effect. If such accounting firm determines that the conditions for a Capital Call have been met, then the fees and costs associated with such review shall be borne by the Receiving Shareholder demanding such review, and the Receiving Shareholder shall also be obligated to participate in the Capital Call as initially made by the Calling Shareholder.

                  (iv) If a shareholder does not participate in a Capital Call, then such shareholder's additional share allotment in the Capital Call shall be allocated proportionally to the participating shareholders resulting in a dilution of the non-participating shareholder's percentage ownership in the Company.

                  (v) The parties acknowledge that the Company's potential need for additional capital is an integral part of the transactions contemplated hereby, and agree that as a further incentive for each shareholder to participate in a Capital Call, that in the event a Member holding at least 10% of the outstanding voting stock of the Company immediately prior to the Capital Call does not participate in any Capital Call made within two (2) years from the date of this Agreement, then the shares purchased by the participating shareholders in the Capital Call shall be purchased at par value, including any re-allocated shares of the non-participating shareholder pursuant to the preceding paragraph.

                  (vi) In addition, in the event a Member holding at least 10% of the outstanding voting stock of the Company immediately prior to the Capital Call does not participate in the Capital Call, then the Member participating in the Capital Call (the "Participating Member") shall have the right, at its option and in its sole discretion, to take, or cause the Company to take, any or all of the following actions, which shall not require shareholder or Board consent:

                           (A) cause the Company to issue any additional shares not purchased by the participating shareholders, up to the amount required by the Capital Call, to any third party as identified by the Participating Member;

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

                           (B) cause the Company to borrow funds from the Participating Member, up to the amount required by the Capital Call, at an interest rate equal to the lesser of LIBOR plus 500 basis points or the maximum allowable interest rate under applicable law; and

                           (C) cause the Company to enter into a lending arrangement with an outside lender to borrow funds on commercially available terms, up to the amount required by the Capital Call.

                  (vii) Notwithstanding anything to the contrary contained herein, no shareholder shall be required to participate in Capital Calls in an amount exceeding in the aggregate an additional amount equal to such shareholder's (or predecessor-in-interest's) initial capital contribution at the Closing, such that no shareholder will be required to invest in the aggregate more than twice the amount of its initial capital contribution at the Closing. The Company will nevertheless be permitted to issue additional shares outside of a Capital Call to the other shareholders or third parties as determined by the Board and subject to the shareholders' preemptive rights set forth below.

         k. PREEMPTIVE RIGHTS AND SHARE TRANSFERS. Except as contemplated under the provisions regarding Capital Calls set forth above, each shareholder will have a preemptive right to subscribe for any additional shares of the Company in proportion to its then-current shareholding. Neither party may pledge, assign, sell or otherwise transfer or encumber any of its shares of the Company to or in favor of any third party without the prior consent of the other party, which consent will not be unreasonably withheld. Pursuant to the foregoing, USSB will have the right to sell any or all of its shareholding in the Company to a venture capital firm having substantial expertise in the electronics manufacturing services industry, subject to the prior written consent of TFS, which consent will not be unreasonably withheld. Except as contemplated in the preceding sentence, each party will have a right of first refusal with respect to any pledge, assignment, sale or other transfer or encumbrance of the other party's shares in the Company.

         l. SHAREHOLDER MEETINGS AND RESOLUTIONS. Subject to the requirements set forth in this Agreement, the Company will convene shareholders meetings or submit resolutions to the decision of the shareholders as required under the Articles. A quorum for a meeting of shareholders shall require the participation (whether in person or by telephone or video conference) of at least two (2) shareholders holding a majority of the outstanding voting shares of the Company, including at least one (1) shareholder representing TFS and one (1) shareholder representing USSB, provided, however, that if a quorum is not present within thirty (30) minutes after the time set for such meeting, the meeting shall stand adjourned to the date and time fifteen (15) business days from the originally-scheduled date and time, and the participation of any one or more shareholder(s) holding not less than 30% of the outstanding voting shares of the Company in such rescheduled meeting shall constitute a quorum at such meeting. Shareholder resolutions may

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                  be adopted by the affirmative vote of a majority of the shares participating in any such vote, except that a super-majority vote may be required for certain actions as set forth in the Articles or in the attached SCHEDULE III ("Shareholder Super-Majority Matters").


         m. BOARD OF DIRECTORS. Subject to the authority of the shareholders, the Company's business and affairs will be overseen by its Board, which will consist of five (5) directors, unless such number is increased or decreased by resolution of the shareholders. USSB initially will be entitled to nominate two (2) directors for election to the Board, who will be Tan Sri Ngan Ching Wen and Dato' Lai Pin Yong. TFS initially will be entitled to nominate three (3) directors for election to the Board, who will be Carl E. Derrington, Jeffery D. Buchanan, and Joe D. Tanner. In the event that a Member's shareholding falls below 30% of the outstanding voting shares of the Company, such Member shall be entitled to nominate only one (1) director for election to the Board, provided, however, that if a Member's shareholding falls below 10% of the outstanding voting shares of the Company, such Member shall not be entitled to nominate any directors for election to the Board. The shareholders will elect an individual to serve as Chairman of the Board from time to time, who shall initially be Joe D. Tanner. Each director may be elected to serve any number of terms and will serve in the manner set forth in the Articles. Each director will serve without compensation, except as specifically required by law, provided, however, that the Company will reimburse a director's reasonable expenses incurred in traveling to and attending meetings of the Board or any committee of the Board, and provided, further, that the Company will not be required to reimburse a director for airfare in excess of the Malaysian Ringgit equivalent of $2,600 for any single Board or committee meeting. A director may be removed only by the shareholder nominating such director for election to the Board, and any director who has resigned or is removed shall not be entitled to any claims or compensation against the Company related to such director's service as a director of the Company, other than claims for indemnification pursuant to any director indemnification policy adopted by the Company.

         n. BOARD MEETINGS AND RESOLUTIONS. Subject to the requirements set forth in this Agreement, the Board will meet or otherwise take resolutions in the manner set forth in the Articles. All Board meetings will be conducted, and resolutions will be prepared, in English. A quorum for a meeting of the Board shall require the participation (whether in person or by telephone or video conference) of at least three (3) directors, including at least one (1) director nominated for election to the Board by TFS and one (1) director nominated for election to the Board by USSB, provided, however, that:

                  (i) if a quorum is not present within thirty (30) minutes after the time set for such meeting, then the meeting shall stand adjourned to a date and time determined by the directors present, which shall be no later than five (5) business days from the date and time of the originally-scheduled meeting.

                           The directors present shall promptly notify all directors of the date and time of such rescheduled meeting, and the participation of any two (2) directors, including at least one (1) director nominated for election to the Board by TFS, shall constitute a quorum at such rescheduled meeting; and

                  (ii) if a quorum is not present within thirty (30) minutes after the time set for such rescheduled meeting, then the rescheduled meeting shall stand adjourned to a date and time determined by the directors present, which shall be no later than five (5) business days from the date and time of the rescheduled meeting. The directors present shall promptly provide final notice to all directors of the date and time of the proposed final rescheduled meeting, and the participation of any two (2) directors, including at least one (1) director nominated for election to the Board by TFS, shall constitute a quorum at such final rescheduled meeting; and

                  (iii) if a quorum is not present within thirty (30) minutes after the time set for such final rescheduled meeting, then such failure to achieve a quorum at the final rescheduled meeting shall constitute an Option Event, as set forth in Section 8 below.

                  Board resolutions may be adopted in the absence of a meeting by a written resolution signed by a majority of the members of the Board, provided, that such resolution has been circulated to all members of the Board, and subject to the restrictions contained in the following sentence. Board resolutions may be adopted by the affirmative vote of a majority of the directors participating in any vote, except that a super-majority vote may be required for certain actions as set forth in the Articles or in the attached SCHEDULE IV ("Board Super-Majority Matters").

         O. BOARD OBSERVERS. For so long as USSB or its Related Entities hold at least 10% of the outstanding voting shares of the Company the Company shall invite two (2) representatives of USSB ("Observers"), to participate in meetings of the Board in an observational, non-director and non-voting capacity and, in this respect, shall give the Observers notice of such meetings at the same time as provided to the members of the Board; provided, however, that the Observers shall agree in writing to hold in confidence and trust all information received or provided by the Company; and, provided further, that the Company reserves the right to withhold any information and to exclude the Observers from any meeting or portion thereof if the Company, upon advice of counsel, reasonably believes that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in a disclosure of trade secrets. It is anticipated that the initial Observers will be _________________________ and
                  __________________________.

         P. OFFICERS AND MANAGEMENT. The Board will appoint a President (who will also be the Company's Chief Executive Officer) to manage the Company's day-to-day business operations in accordance with the Business Plan and Budget. The initial

                  President will be Dr. Sam Quah. Following the Closing, the Board will hire or cause to be hired the initial Chief Financial Officer, by majority vote of the Board, including the affirmative vote of at least one (1) director nominated for election to the Board by USSB. The Board may also appoint such other officers or managers in accordance with the Articles as may be necessary or appropriate from time to time to conduct the Company's affairs. The President and Chief Financial Officer shall have the specific power and authority set forth in this Agreement, in any employment agreement, and as otherwise delegated by the Board. The other officers or managers shall have such power and authority as delegated to them by the Chairman, President or the Board. All decisions regarding other officers, agents and employees, including the hiring and termination of such officers, agents and employees, and the determination of their compensation, shall be made by the President under the direction of the Board.

                  (iv) Power and Authority of President. The daily operation and management of the Company shall be under the direction of the President. The President shall operate the Company subject to (A) the provisions of the Budget and the Business Plan of the Company which shall be approved by the Board not less often than annually and more often as may be agreed, (B) basic policy decisions adopted by the Members, and (C) specific limitations and requirements of this Agreement and any employment agreement. In addition, the President will keep the Board informed about the Company's business and financial results, and ensure that all financial statements and other reports that may be required under the Articles or applicable law are prepared and submitted on a timely basis.

                  (v) Execution of Documents. The President shall have the power and authority, subject to any express provisions of this Agreement and the Articles to the contrary and any limitations set forth by the Board from time to time, to execute all documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary, desirable, convenient or incidental to the purposes of the Company.

                  (vi) Banking Resolution and Check Signing Authority. The Members hereby unanimously authorize the President to open or continue all banking accounts as he deems necessary and to enter into any deposit agreements as are required by the financial institution at which such accounts are opened. All accounts, depositary agreements, or similar arrangements will be operated in accordance with TFS' approved bank account procedures, including signatory authority, limitations on withdrawal of funds, and similar requirements, as well as any other requirements or limitations approved by the Board from time to time. For so long as a Member, together with its Related Entities, holds at least 10% of the Company's outstanding voting shares, the Company will submit to such Member weekly reports, in form and substance reasonably acceptable to such

                           Member, of all checks and payments issued and made by the Company during the previous week, and hereby grants such Member the right, during normal working hours, to inspect, and if necessary, to take copies of all invoices, deeds, mandates, or other documentation which support or are connected to such payments.

                  (vii) Filing of Documents. The President or other authorized individual shall file or cause to be filed all certificates or documents as may be determined by the President to be necessary or appropriate for the formation, continuation, qualification and operation of the Company as a Sendirian Berhad in Malaysia and any other jurisdiction in which the Company may elect to do business.

                  (viii) Management Committee. The Company shall have a Management Committee consisting of the President, the Chief Financial Officer, and one (1) representative appointed by each Member holding, together with its Related Entities, at least 20% of the outstanding voting shares of the Company. The initial appointee of TFS shall be Joe D. Tanner, and the initial appointee of USSB shall be and Dato' Lai Pin Yong. The President of the Company shall keep the Management Committee fully informed of all policies and procedures adopted or implemented by the President or other members of management, and shall work with the Management Committee to ensure that all policies and procedures are consistent with the Company's Business Plan and other resolutions of the shareholders and the Board. In the event that there is a dispute or disagreement between the members of the Management Committee or between the Management Committee and the President regarding policies and procedures to be adopted and implemented and such dispute or disagreement is not resolved within 10 days or if the President or a member of the Management Committee reasonably determines that such matter requires immediate resolution, then either the President or a member of the Management Committee may inform the members of the Board regarding the matter in question, and the resolution of the Board (or the resolution of the shareholders, if required by the Articles, this Agreement, or applicable law), shall be the definitive resolution with respect to such matter.

         q. BUSINESS PLAN. The Company will perform its activities pursuant to the terms of the Business Plan. Each year the Company's President and management will prepare an updated business plan for the next fiscal year that this Agreement is in effect for submission to the Board for review and approval at least thirty 30 days prior to the end of the then-current fiscal year.

         r. FISCAL YEAR. The fiscal year of the Company will begin on January 1st and end on December 31st of each calendar year; provided, however, that its first fiscal year will begin on the registered incorporation date of the Company and end on December 31, 2003.

         s. FINANCIAL STATEMENTS. The Company shall deliver to TFS and USSB audited financial statements as at the end of each fiscal year, including balance sheets, income statement, cash flows, and changes in shareholders' equity, prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"), all in reasonable detail and certified by independent public accountants of internationally recognized standing selected by the Company. The Company shall also deliver to TFS and USSB monthly unaudited consolidated financial statements, including balance sheet, income statement, cash flows, and changes in shareholders' equity, in reasonable detail and prepared in accordance with U.S. GAAP. All such statements and submissions will be made available in English.

         t. BOOKS AND RECORDS. The Company will maintain complete and accurate books of accounts and records in accordance with the Articles and applicable Malaysian law. A complete and accurate copy of all books and records will be kept in English. Subject to limitations contained in applicable law, each shareholder holding at least 10% of the outstanding capital stock of the Company may each inspect and copy the Company's books and records, directly or through their representatives, at any time during normal business hours, provided, however, that such shareholder may review but not take copies of Trade Secrets or Confidential Information.

         U. COMPLIANCE WITH LAW AND BUSINESS POLICIES. The parties agree that all activities performed, directly or indirectly, by the Company shall be carried out in accordance with all applicable laws, regulations, procedures, and principles of transparency and good corporate governance. Neither party shall pay or promise to pay, or cause or permit the Company to pay or promise to pay, directly or indirectly, any money, benefit or other thing of value to any official, agent, consultant or employee of any Authority or any political party or candidate for political office, or to any officer or employee of any customer, in order to assist the Company to obtain or retain business, except for regular filing fees in the normal course or except as specifically permitted by Company policies approved by the Board or the shareholders. In addition, the President and other officers will from time to time, at a Member's reasonable request, confirm in writing their compliance with the foregoing policy and laws related thereto.

         V. EXTERNAL AUDITORS. The Board shall retain independent external auditors of the Company, which external auditor shall initially be Deloitte & Touche.

3.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF USSB

         Subject to any exceptions set forth in the Schedule of Exceptions, if any, attached hereto, as of the date of this Agreement and the Closing Date, USSB (which will include for purposes of this Section 3 any Related Entity that is a party to any Ancillary Agreement or otherwise involved in the transactions contemplated thereby) makes the following representations, warranties and covenants, which have induced TFS to execute this Agreement:

         a. ORGANIZATION. USSB is a corporation duly organized, validly existing and in good standing under the laws of Malaysia, with full power and authority to execute and perform this Agreement and the Ancillary Agreements.

         b. ABSENCE OF LIABILITIES. USSB has no liabilities or obligations (whether accrued, contingent or otherwise), including liabilities for accounts payable, breach of contract, infringement of intellectual property rights, taxes and interest or penalties thereon, liabilities under guarantees or hold harmless arrangements or other liabilities, that relate to the Business or the assets to be acquired or leased by the Company pursuant to this Agreement and the Ancillary Agreements, or that may affect USSB's performance of this Agreement or the Ancillary Agreements.

         c. LITIGATION AND COMPLIANCE. USSB is not a party to any claim, suit or other proceeding before any Authority, or subject to any decree, judgement or judicial order, that may affect its performance of this Agreement or the Ancillary Agreements and, to its best knowledge, no such action is threatened by or against it. To its best knowledge, USSB is in compliance with all applicable statutes, laws and other governmental regulations related to the Business.

         d. CONSENTS. USSB has given all notices to and obtained all Consents, including Governmental Approvals, that may be necessary or appropriate for it to execute and perform this Agreement and the Ancillary Agreements.

         e. AUTHORITY. USSB has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to carry out its obligations hereunder and thereunder, including consummation of the transactions contemplated hereby and thereby. USSB has obtained all necessary corporate approvals for the execution, delivery, and performance of this Agreement and the Ancillary Agreements. This Agreement has been duly executed and delivered, and the Ancillary Agreements when delivered will be duly executed and delivered, and each will constitute the legal, valid and binding obligation of USSB enforceable against it in accordance with its terms.

         f. NO CONFLICT. None of the execution, delivery, or performance of this Agreement or the Ancillary Agreements will constitute a violation of, or be in conflict with, USSB's Memorandum or Articles of Association or other constituent documents, or will, with or without notice or the passage of time, constitute a breach or violation of, be in conflict with, create a default under, or result in the creation or imposition of any liens upon any property of USSB pursuant to
                  (i) any contract, indenture, agreement, instrument, mortgage, lease, or other commitment to which USSB is a party or by which any of its properties are bound, or (ii) any law or statute or any judgements, decree, order, regulation, or rule of any Authority relating to USSB.

4.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF TFS

         Subject to any exceptions set forth in the Schedule of Exceptions, if any, attached hereto, as of the date of this Agreement and the Closing Date, TFS (which will include for purposes of this Section 4 any Related Entity that is a party to any Ancillary Agreement or otherwise involved in the transactions contemplated thereby) makes the following representations, warranties and covenants, which have induced USSB to execute this Agreement:

         a. ORGANIZATION. TFS is a company duly organized, validly existing and in good standing under the laws of Bermuda (or in the case of any Related Entity, the relevant jurisdiction), with full power and authority to execute and perform this Agreement and the Ancillary Agreements.

         b. ABSENCE OF LIABILITIES. TFS has no liabilities or obligations (whether accrued, contingent or otherwise), including liabilities for accounts payable, breach of contract, infringement of intellectual property rights, taxes and interest or penalties thereon, liabilities under guarantees or hold harmless arrangements or other liabilities, that may affect TFS' performance of this Agreement or the Ancillary Agreements.

         c. LITIGATION. TFS is not a party to any claim, suit or other proceeding before any Authority, or subject to any decree, judgement or judicial order, that may affect its performance of this Agreement or the Ancillary Agreements and, to its best knowledge, no such action is threatened by or against it.

         d. CONSENTS. TFS has given all notices to and obtained all Consents, including Governmental Approvals, that may be necessary or appropriate for it to execute and perform this Agreement and the Ancillary Agreements.

         e. AUTHORITY. TFS has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to carry out its obligations hereunder and thereunder, including consummation of the transactions contemplated hereby and thereby. TFS has obtained all necessary corporate approvals for the execution, delivery, and performance of this Agreement and the Ancillary Agreements. This Agreement has been duly executed and delivered, and the Ancillary Agreements when delivered will be duly executed and delivered, and each will constitute the legal, valid and binding obligation of TFS enforceable against it in accordance with its terms.

         f. NO CONFLICT. None of the execution, delivery, or performance of this Agreement or the Ancillary Agreements will constitute a violation of, or be in conflict with, TFS's Certificate of Incorporation, Bylaws or other constituent documents, or will, with or without notice or the passage of time, constitute a breach or violation of, be in conflict with, create a default under, or result in the creation or imposition of any liens upon any property of TFS pursuant to (i) any contract, indenture, agreement, instrument, mortgage, lease, or other commitment to which TFS is a party or by which any of its properties are bound, or (ii) any law or statute or any judgements, decree, order, regulation, or rule of any Authority relating to TFS.

5.       CLOSING

         a. CLOSING DATE. The consummation of the transactions contemplated under Section 5(c) (the "Closing") will take place at the offices of Wong & Partners, Level 41, Suite A, Menara Maxis, Kuala Lumpur City Center, 50088 Kuala Lumpur, Malaysia, at a mutually convenient time, or at such other time and place as the parties may mutually agree, but in any event no later than five (5) days following the fulfillment, or waiver by the appropriate party, of the conditions to Closing set forth in this Section 5 (the "Closing Date").

         b. CONDITIONS TO TFS' OBLIGATION TO CLOSE. TFS' obligation to proceed with the Closing and to consummate the transactions contemplated herein is subject to the fulfillment of the following conditions on or before Closing:

                  (i) all representations and warranties made by USSB under this Agreement will be true and accurate as of the date of this Agreement and the Closing Date;

                  (ii) the Business to be transferred will have been conducted from the date hereof to the Closing in the ordinary course of business and in a manner reasonably acceptable to TFS;

                  (iii) USSB and the Company will have obtained all Consents, including Governmental Approvals, necessary to carry out the transactions contemplated hereby, including all Consents required under the Ancillary Agreements;

                  (iv) the appropriate USSB entities, including Unico Technology Sdn. Bhd., will have surrendered their manufacturing licenses related to the Business, to the appropriate governmental Authority;

                  (v) due diligence regarding the Business will have been completed satisfactory to TFS in its sole discretion;

                  (vi) the execution and delivery of the Deeds of Guarantee by Guarantor, in substantially the form attached hereto as EXHIBIT VIII;

                  (vii) the Company shall not have entered into any transaction or agreement or undertaken any other business or corporate action, other than those actions and agreements explicitly contemplated by this Agreement and the Ancillary Agreements; and

                  (viii) the execution, delivery and completion of the Ancillary Agreements, except for conditions to completion of an Ancillary Agreement which are specifically identified in such Ancillary Agreement as being subject to completion following the Closing of this Agreement.

         c. CONDITIONS TO USSB'S OBLIGATION TO CLOSE. USSB's obligation to proceed with the Closing and to consummate the transactions contemplated herein is subject to the fulfillment of the following conditions on or before Closing:

                  (i) all representations and warranties made by TFS under this Agreement will be true and accurate as of the date of this Agreement and the Closing Date.

         d. CONDITIONS TO PARTIES' OBLIGATION TO CLOSE. The obligations of both TFS and USSB to proceed with the Closing and to consummate the transactions contemplated herein are subject to the fulfillment of the following conditions on or before
                  Closing:

                  (i) USSB and TFS will have agreed upon employment terms and other employment incentives for each management team member transferring to the Company;

                  (ii) no action or proceeding will have been initiated or, to the best knowledge of either party, threatened that may prevent the consummation of this Agreement; and

                  (iii) the Company will have received the necessary Consents from Authorities to enable it to conduct the Business in the manner set forth in the Business Plan, including Consents for incentives, tax benefits and similar matters.

         e. CLOSING. At the Closing, USSB and TFS (and their respective Related Entities, as applicable) will make the following deliveries and cause the following actions to be taken:

                  (i) USSB and TFS will deliver the Consents obtained and other documents evidencing the transfer, lease or provision to the Company of the assets and employees related to the Business, as well as any other Closing deliveries contemplated in the Ancillary Agreements;

                  (ii) USSB and TFS will deliver copies of their respective Board consents and other corporate approvals obtained in connection with the transactions contemplated hereby;

                  (iii) USSB and TFS will subscribe for their respective shares of the Company and transfer their respective cash contributions into the bank account established for such purpose;

                  (iv) the Articles will be executed and filed with the appropriate Authority;

                  (v) USSB and TFS will convene a shareholders' meeting to elect the Board, the auditors, and to adopt any other resolutions that may be necessary or appropriate;

                  (vi) the Board will convene a directors meeting to elect the officers of the Company and to adopt any other resolutions that may be necessary or appropriate;

                  (vii) USSB and TFS will make such other deliveries and take such other actions that may be reasonably necessary in order to effect the Closing as contemplated under this Agreement and the Ancillary Agreements.

         f. POST-CLOSING ACTIONS. Promptly following the Closing, in addition to other actions that may be required under this Agreement or the Ancillary Agreements:

                  (i) the Company's management will carry out all required filings and registrations and obtain any other Consents necessary to formalize and carry out the transactions contemplated hereby, including registration of the parties as shareholders and the increase in the Company's paid up capital;

                  (ii) the parties will use best efforts to complete such documents and carry out all required filings and registrations in order to obtain "pioneer" tax status with respect to the Company and its operations; and

                  (iii) the parties will use best efforts to agree on a framework regarding, and to finalize documents to carry out, the use and benefit of certain equipment and facilities of IPC and to ensure that the status and incentives currently enjoyed by IPC are maintained or transferred to a new entity, as the case may be, with the intent that such operations will be jointly owned, with 60% initially held by TFS and 40% initially held by USSB, or their respective Related Entities.

6.       CONFIDENTIALITY

         a. CONFIDENTIAL INFORMATION. During the term of this Agreement and for a period of three (3) years after the termination of this Agreement, the Company and each Member expressly covenants and agrees that neither the Company nor such Member nor any of their Related Entities (collectively, the "Recipient Party") will disclose, divulge, furnish or make accessible to anyone (other than the Company or any of the Company's Related Entities or representatives) any Confidential Information of the other Member or of the Company (collectively, the "Disclosing Party"), or in any way use any Confidential Information of the Disclosing Party in the conduct of any business other than the business of the Company; provided, however, that nothing in this Section 6(a) will (i) prohibit the Recipient Party from using Confidential Information in connection with its exercise of rights granted under Section 2(i) or (ii) prohibit the disclosure of any Confidential Information (A) that is required to be disclosed by the Recipient Party or any such Affiliate in connection with any action or other proceeding before any Authority, (B) in connection with the enforcement of any of the rights of the Recipient Party hereunder, or (C) in connection with the defense by the Recipient Party of any claim asserted against it hereunder; provided, however, that in the case of a disclosure contemplated by clause (ii)(A), to the extent reasonably practicable, no disclosure shall be made until the Recipient Party shall give notice to the Disclosing Party of the intention to disclose such Confidential Information so that the Disclosing Party may contest the need for disclosure, and the Recipient Party will cooperate with the Disclosing Party in connection with any such proceeding.

         b. TRADE SECRETS. The Company and each Member expressly covenants and agrees that neither the Company nor such Member nor any of their Related Entities (collectively, the "Recipient Party") will disclose, divulge, furnish or make accessible to anyone (other than the Company or any of the Company's Related Entities or representatives) any Trade Secret of the other Member or of the Company (collectively, the "Disclosing Party"), or in any way use any Trade Secret of the Disclosing Party in the conduct of any business other than the business of the Company; provided, however, that nothing in this
                  Section 6(a) will (i) prohibit the Recipient Party from using Trade Secrets in connection with its exercise of rights granted under Section 2(i) or (ii) prohibit the disclosure of any Trade Secret (A) that is required to be disclosed by the Recipient Party or any such Affiliate in connection with any action or other proceeding before any Authority, (B) in connection with the enforcement of any of the rights of the Recipient Party hereunder, or (C) in connection with the defense by the Recipient Party of any claim asserted against it hereunder; provided, however, that in the case of a disclosure contemplated by clause (ii)(A), to the extent reasonably practicable, no disclosure shall be made until the Recipient Party shall give notice to the Disclosing Party of the intention to disclose such Trade Secret so that the Disclosing Party may contest the need for disclosure, and the Recipient Party will cooperate with the Disclosing Party in connection with any such proceeding.

         C. PROTECTIVE ACTIONS. Each party will use the other party's Intellectual Property solely to fulfill the purposes of this Agreement, and will take all reasonable precautions necessary to safeguard the confidentiality of the other party's Confidential Information and Trade Secrets, including (i) those required under this Section 6, (ii) those taken by such party to protect its own confidential information and (iii) those which the other party may reasonably request from time to time. Each party acknowledges that any unauthorized use or disclosure of the Confidential Information or Trade Secrets of the other party may cause irreparable damage to the other party. If an unauthorized use or disclosure occurs, such party will, at its expense, take all steps that are necessary to recover the other party's Confidential Information and Trade Secrets and to prevent its subsequent unauthorized use or dissemination, including availing itself of actions for seizure and injunctive relief. If such party fails to take these steps in a timely and adequate manner, the other party may take them at such party's expense.

7.       INDEMNIFICATION

         a. INDEMNIFICATION OF THE COMPANY AND TFS. USSB acknowledges and agrees that with the exception of assumed liabilities specifically set forth in the Asset Transfer Agreement, if any, the Company is not assuming any fixed or contingent liabilities associated with the Business, and USSB hereby agrees, and, if applicable under the relevant agreement, shall cause its Related Entities, to indemnify and hold harmless the Company and TFS from any Loss incurred as a result of, arising out of, or resulting from, or related to: (i) the conduct of the Business prior to the Closing, or (ii) any breach of any representation, warranty, or covenant made by USSB or its Related Entities contained in this Agreement or the Ancillary Agreements, and such indemnification shall be in addition to any other rights the Company or TFS may have hereunder or thereunder. Notwithstanding anything to the contrary contained herein, USSB's obligation to indemnify TFS shall be limited to the aggregate amount of TFS' actual investment in the Company through purchase of shares, additional contributions to capital or loans as of the date of such indemnification, plus TFS' reasonable attorneys' fees and other fees and costs of defending against any Third Party Claim, as defined below. In addition, USSB's obligation to indemnify the Company shall be limited to the amount required to bring the Company's net shareholders' equity to an amount equal to the amount of the shareholders' aggregate investment in the Company through purchase of shares, additional contributions to capital or loans as of the date of such indemnification.

         B. INDEMNIFICATION OF USSB. TFS hereby agrees, and, if applicable under the relevant agreement, shall cause its Related Entities, to indemnify and hold harmless the Company and USSB from any Loss arising out of, or resulting from, or related to any breach of any representation, warranty, or covenant made by TFS or its Related Entities contained in this Agreement or the Ancillary Agreements, and such indemnification shall be in addition to any other rights USSB may have hereunder or thereunder. Notwithstanding anything to the contrary contained herein, TFS' obligation to indemnify USSB shall be limited to the aggregate amount of USSB's actual investment in the Company through purchase of shares, additional contributions to capital, or loans as of the date of such indemnification, plus USSB's reasonable attorneys' fees and other fees and costs of defending against any Third Party Claim, as defined below.

         C.       INDEMNIFICATION PROCEDURES:

                  (i) If any third party shall notify either party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party (the "Indemnifying Party") hereunder, then the Indemnified Party shall promptly (and in any event within seven
                           (7) days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                  (ii) The Indemnifying Party shall have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall have the right to retain its own counsel, with reasonable fees and expenses paid by the Indemnifying Party, if either (A) representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate because of actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, or (B) the Indemnifying Party fails to defend such action, suit, or proceeding.

                  (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided herein, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event shall the either party consent to the entry of any judgement or enter into any settlement with respect to the Third Party Claim without the prior written consent of the other party, which consent shall not be reasonably withheld.

8.       PUT-CALL OPTION UPON CERTAIN EVENTS

         a. PUT-CALL OPTION. Each Member (which for purposes of this Section 8 shall include any Related Entity holding shares of the Company or any successor in interest) will have the right to put all shares (but not less than all shares) owned by such party in the Company to the other Member, coupled with a call obligation to purchase all shares (but not less than all shares) owned by the other party in the Company in accordance with the procedures set forth in this Section 8 (the "Put-Call Option").

         b. OPTION EVENT. Any of the following events will constitute an "Option Event":

                  (i) if the representations and warranties of the other Member or its relevant Related Entity in this Agreement and the Ancillary Agreements are not true and correct in all material respects, unless the breach of such representation or warranty does not result in a material adverse effect to the party for whose benefit such representations and warranties were included in the Agreement or the Ancillary Agreements;

                  (ii) if the other Member breaches any material obligation under this Agreement or an Ancillary Agreement and such party fails to cure the breach to the notifying party's reasonable satisfaction within fifteen (15) days after it demands such cure in writing;

                  (iii) if the other Member ceases to conduct business in the normal course, is declared insolvent, undergoes any procedure for the suspension of payments or makes a general assignment for the benefit of creditors or a petition for bankruptcy, reorganization, dissolution or liquidation is filed by or against it;

                  (iv) if the shareholders are unable to duly adopt a resolution regarding any Shareholder Super-Majority Matter within thirty (30) days after it was first presented to the shareholders;

                  (v) if there is a failure to achieve a quorum at a meeting of the Board and at two successive rescheduled meetings as set forth in Section 2(n)(iii); or

                  (vi) if the directors are unable to duly adopt a resolution regarding the appointment of a Chairman or President of the Company within thirty (30) days after it was first presented to the Board.

         c. EVENT NOTICE. Upon the occurrence of an Option Event, a Member may provide notice to the other Member (the "Event Notice") regarding the occurrence of such Option Event and setting forth a demand for resolution or cure of the Option Event and proposing a date, time, and venue for the Members to meet to resolve the matter, which date shall be no later than ten (10) days from the date of the Event Notice. Each Member shall act in good faith to resolve the Option Event, and upon resolution of the Option Event, the Members shall execute a statement setting forth their agreement regarding resolution of the Option Event and shall take such actions as may be necessary to ensure that such Option Event is promptly resolved or cured. Following delivery of the Event Notice, each Member shall have the right to review the Company's books and records during normal business hours and otherwise perform due diligence, at such Member's expense, until such time as the Option Event shall have been resolved or cured or until the Put-Call Notice shall have been exercised or withdrawn, as set forth below.

         d. PUT-CALL NOTICE. If the parties are unable to resolve an Option Event within fifteen (15) days from the date of the Event Notice, then either Member (the "Initiating Party") may provide written notice (the "Put-Call Notice") to the other party (the "Responding Party") identifying the Option Event and stating a specific price per share (the "Option Price") at which the Initiating Party is offering to both (i) sell all of its shares in the Company to the Responding Party, and (ii) buy all of the Responding Party's shares in the Company.

         e. RESPONDING NOTICE. Within fifteen (15) days following receipt of the Put-Call Notice, the Responding Party shall provide written notice to the Initiating Party (the "Responding Notice") electing to either (i) purchase all shares of the Initiating Party at the Option Price, or (ii) sell all of its shares to the Initiating Party at the Option Price. The Responding Party and the Initiating Party shall thereafter take all steps necessary to consummate such transfer of the relevant shares within ten (10) days, subject to receipt of any Governmental Approvals required for such transfer.

         f. FAILURE TO PROPERLY RESPOND. In the event the Responding Party fails to deliver a Responding Notice within the 15-day period set forth above, or delivers a Responding Notice that fails to make one of the two permissible elections set forth above, the Responding Party shall be deemed to have elected to sell all of its shares to the Initiating Party at the Option Price, and the Company shall promptly take such actions and make such entries in its books and records to formalize the transfer of such shares to the Initiating Party, upon receipt of adequate documentation from the Initiating Party demonstrating delivery to the Responding Party of the Option Price for such shares.

9.       TERM AND TERMINATION

         a. TERM. This Agreement will become effective, as of the date first set forth above, upon its execution by TFS and USSB and will remain in effect thereafter perpetually, unless earlier terminated pursuant to Section 9(b) below.

         b.       TERMINATION. This Agreement will terminate:

                  (i) automatically if the parties fail to consummate the Closing on or before April 30, 2003, for any reason, subject to extension by mutual agreement of the parties;

                  (ii)     by the written agreement of the parties; or

                  (iii) by either party by written notice if neither party has elected to provide a Put-Call Notice within sixty
                           (60) days after the delivery of an Event Notice regarding the occurrence of the Option Event set forth in 8(b)(iv) above, and such Option Event remains unresolved.

         c. CONSEQUENCES OF TERMINATION. Unless otherwise agreed, upon the termination of this Agreement for any reason, the Company will be dissolved and liquidated in accordance with applicable law, unless previously dissolved or liquidated. The provisions of Sections 6, 9(c), 10(c), 10(g), and 10(h) will survive the expiration of this Agreement or its termination for any reason.

10.      MISCELLANEOUS PROVISIONS

         a. NO AGENCY. TFS and USSB are independent parties. Nothing in this Agreement will be construed to constitute either party as an agent, employee or legal representative of the other party. Neither party will either have nor represent itself to have any authority to bind the other party or to act on its behalf, except as set forth in a duly executed power of attorney.

         b. FURTHER ASSURANCES. The parties agree to cooperate in good faith in soliciting any Governmental Approval that may be required to consummate and perform this Agreement, and to provide such documents and information as may be required to carry out the intent of this Agreement. The parties further agree to use commercially reasonable efforts to achieve the objectives of this Agreement and agree to act in good faith, and shall cause their representatives and Related Entities to act in good faith, in carrying out the purposes and objectives of this Agreement.

         c. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants of the parties will survive the Closing. In case of any misrepresentation or breach of warranty or covenant, in addition to any other rights the other party may have under this Agreement, the breaching party will indemnify the other party against any damage that it may incur as a result of such misrepresentation or breach.

         d. FORCE MAJEURE. Neither party will be liable for failure or delay in performing any obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, terrorist acts, governmental acts or omissions, laws or regulations, labor strikes or difficulties (except for labor strikes or difficulties related to the Business) or transportation stoppages or slowdowns.

         e. NOTICES. Any notice, approval or other communication required or permitted under this Agreement will be given in writing and will be sent by facsimile, courier or registered airmail, postage prepaid, to the address specified below or to any other address that may be designated by prior notice. Any notice or other communication will be deemed to have been delivered upon actual receipt by the recipient.

                  If to TFS:

                           TFS International, Ltd.
                           c/o: George A. Pisaruk
                           1600 North Desert Drive
                           Tempe, AZ 85281
                           U.S.A.
                           Telephone: (602) 389-8600
                           Facsimile: (602) 389-8836

                  with courtesy copies to:

                           Baker & McKenzie
                           Attn: Michael J. Madda or Eric H. Anderson
                           660 Hansen Way
                           Palo Alto, CA 94304
                           U.S.A.
                           Telephone: (650) 856-5550
                           Facsimile: (605) 856-9299

                           Wong & Partners

                           Correspondent Law Firm of Baker & McKenzie
                           Attn: Brian H. G. Chia or Munir Abdul Aziz
                           Level 41 - Suite A, Menara Maxis
                           Kuala Lumpur City Centre
                           50088 Kuala Lumpur, Malaysia
                           Telephone: (60-3) 2055-1888
                           Facsimile: (60-3) 2161-2919

                  If to USSB:

                           Unico Systems Sdn. Bhd.
                           Attn: Wong Chong Yee
                           8th Floor, Menara Building
                           Plaza Berjaya
                           No. 12, Jalan Imbi
                           55100 Kuala Lumpur, Malaysia
                           Telephone: (603) 2141 0166
                           Facsimile: (603) 2142 6199

                  with a courtesy copy to:

                           Allen & Gledhill
                           Attn: Thomas W. H. Fong
                           27th Floor, West Wing, Menara Maybank
                           No. 100, Jln Tun Perak
                           50050 Kuala Lumpur, Malaysia
                           Telephone: 60-3-2072-3212
                           Facsimile: 60-3-2070-8684

         f. ASSIGNMENT. Neither party may assign, delegate, sub-contract or otherwise transfer this Agreement or any of its rights or obligations without the other party's prior consent, except as contemplated by the Ancillary Agreements.

         g.       ARBITRATION.

                  (i) General. The parties agree that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore at the Singapore International Arbitration Centre ("SIAC") in accordance with the arbitration rules of SIAC which are deemed to be incorporated by reference into this clause.

                  (ii) Proceeding. The arbitral tribunal shall consist of three (3) arbitrators, one to be appointed by each of the parties and the third arbitrator shall be appointed by the chairman of SIAC and the arbitrator so appointed shall serve as the chairman of the arbitration tribunal.

                  (iii) Language. The language of the arbitration shall be English.

                  (iv) Award. The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrator. The award will (A) be granted and paid in U.S. dollars exclusive of any tax, deduction or offset and (B) include interest from the date of that the award is rendered until it is fully paid, computed at the then-current LIBOR rate, plus 5%. Judgement upon the arbitral award may be entered in any court that has jurisdiction thereof.

                  (v) Enforcement. If necessary, the arbitral award may be enforced in any court of competent jurisdiction or appropriate administrative body. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.

                  (vi) Legal Actions. Notwithstanding the provisions of Sections 10(g)(i)-(v) above, prior to arbitration or pending the result of the arbitration, any party may bring an action: (A) for injunctive or other similar prohibitory relief in any court of competent jurisdiction, and (B) for any interlocutory or interim relief, including, without limitation, any proceedings for the detention, custody or preservation of any property.

         h. GOVERNING LAW. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, excluding its conflict of law principles, except that Malaysian law will be applicable in relation to matters that specifically govern private limited companies incorporated under the Malaysian Companies Act 1965, including substantive issues related to the corporate governance or structure of the Company. TFS and USSB exclude the United Nations Convention on Contracts for the International Sale of Goods from this Agreement and any transaction between them that may be implemented in connection with this Agreement.

         i. SUPREMACY. In the event of a conflict or inconsistency between the terms and provisions of this Agreement and the Articles or other constituent documents of the Company, the terms and provisions of this Agreement shall prevail, to the extent of such conflict or inconsistency, and the Members shall exercise their respective voting rights as shareholders and take such further actions as may be necessary to ensure that the terms and provisions of this Agreement prevail.

         j. INTERPRETATION. The terms that are defined in this Agreement may be used in the singular or the plural, as the context requires. References to "days" mean calendar days, unless specified otherwise. References to a "person" mean an individual, partnership, company, corporation or other legal entity, as the context requires. The word "including" is exemplary and not exhaustive and means "including, but not limited to," the relevant items in question. The symbol "$" refers to the lawful currency of the United States of America, unless specifically indicated otherwise. Headings are intended only for reference purposes. The word "stock," with reference to the Company's capital stock, means shares of the Company or shares that have been converted into formal `stock' under Malaysian corporate law, and is intended to be inclusive of both shares and stock as the context permits. In case of any conflict between this Agreement and the Exhibits and Schedules, the terms of the Exhibits and Schedules will prevail. This Agreement will be interpreted and performed in English.

         k. SEVERABILITY. If any provision of this Agreement is held to be unenforceable, in whole or in part, by a tribunal of competent jurisdiction, such holding will not affect the validity of the other provisions of this Agreement.

         l. WAIVER, AMENDMENT, MODIFICATION. Except as otherwise provided above, any waiver, amendment or other modification of this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought. In addition, the failure by a party to enforce any provision of this Agreement shall not be deemed a waiver of such provision, nor shall it prevent such party from enforcing such provision in the future.

         m. ENTIRE AGREEMENT. This Agreement, the Schedules and Exhibits, the Ancillary Agreements, and the other documents delivered concurrently herewith constitute the complete and entire statement of all terms, conditions and representations of the agreement between TFS and USSB with respect to its subject matter and supersede all prior writings or understandings.

         n. COUNTERPARTS. This Agreement may be executed in counterparts, including facsimile copies, which when taken together shall constitute a single instrument.

                  [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TFS INTERNATIONAL, LTD.                     UNICO SYSTEMS SDN. BHD.

By: /s/Joseph Tanner                        By: /s/Wong Chong Yee
    -----------------------                     --------------------------------
Name: Joseph Tanner                         Name: Wong Chong Ye
Title: General Manager                      Title: General Manager, Finance

TFS INTERNATIONAL II, LTD.                  TFS ELECTRONIC ANUFACTURING
                                            SERVICES SDN. BHD.

By: /s/Jospeh Tanner                        By: /s/Joseph Tanner
    -----------------------                     --------------------------------
Name: Joseph Tanner                         Name: Joseph Tanner
Title: General Manager                      Title: General Manager

AGREED AND ACKNOWLEDGED BY GUARANTOR:

UNICO HOLDINGS BERHAD

By: /s/Wong Chong Yee
Name: Wong Chong Yee
Title: General Manager, Finance

                   SIGNATURE PAGE TO JOINT VENTURE AGREEMENT

EXHIBITS:

I.       Memorandum and Articles of Association
II.      Asset Transfer Agreement
III.     Equipment Lease Agreement
IV.      Tenancy Agreement
V.       Logistics and Warehousing Agreement
VI.      Trademark and Tradename License Agreement
VII.     Sales and Marketing Agreement
VIII.    Deeds of Guarantee

SCHEDULES:

I.       Business Plan and Budget

II.      Schedule of Licensed Background IP

III.     Shareholder Super-Majority Matters IV. Board Super-Majority Matters
IV.      Board Super-Majority Matter